Exhibit 10.84

Managed Services Agreement Number	#1766
Private Cloud Services Agreement

Date:	December 10, 2015

NACR:	North American Communications Resource, Inc.	CUSTOMER:	Bridgepoint Education, Inc.
	3344 Hwy 149		13500 Evening Creek Drive North
	Eagan, MN 55121		San Diego, CA 92128
(800) 431-1333
FAX 651-994-6801

This PRIVATE CLOUD SERVICES AGREEMENT (“Agreement”) is made and entered into on the date indicated above (“Effective Date”) by and between NACR and Customer. NACR and Customer are each a “Party” to this Agreement and may collectively be referred to herein as the “Parties.”

In consideration of the mutual undertakings herein contained, the Parties agree as follows:

1.	This Agreement shall apply to:

A)
“Equipment,” as fully described on a Statement of Work (“Statement of Work”, “Scope of Work”, or “SOW”), owned by NACR, access to which is to be supplied to Customer by NACR as a private cloud service for Customer’s use;

B)
“Managed Services” (services ordered by Customer from NACR to improve the productivity and efficiency of the Equipment) shall be provided on the basis of the quantity and type of user. Such Managed Services shall be described in detail on an SOW. NACR will perform a true-up on a quarterly basis to reconcile future billing on any items that have been added (activated) or removed (deactivated) during the previous quarter. Additional user fees will be added to the Total Minimum Monthly Fees as set forth on an SOW, trued-up quarterly, and will co-term at the end of the Initial Term of this Agreement; and

C)
“Maintenance Services” (services ordered by Customer from NACR to maintain and service the Equipment to ensure that it operates in conformance with all applicable documentation and specifications). Such Maintenance Services shall be described in detail in an SOW.

NACR’s provision of access to the Equipment, along with NACR’s provision of the Managed Services, Maintenance Services, and any other professional services that relate to the Equipment as outlined in the pertinent SOW, shall collectively be referred to herein as the “Services.”

In the event of a conflict between the terms and provisions of the SOW and the terms and provisions of this Agreement, the terms and provisions of this Agreement will control. NACR will provide the Services to Customer at times upon which Customer and NACR agree. Customer will arrange for the delivery of the Equipment to its designated facility. Upon delivery, Customer agrees to inspect the Equipment to determine if the packing appears to be intact and not damaged. The Services will be deemed accepted by Customer upon the delivery to NACR or its assignee of a signed acceptance certificate.

2.
Customer may issue to NACR a purchase order to order the Services from NACR, but no terms or provisions of the purchase order shall apply. Rather, only the terms and provisions of this Agreement shall apply to the Services. If Customer submits a purchase order to order the Services hereunder, the purchase order must contain the following language: “THE TERMS AND PROVISIONS OF THE PRIVATE CLOUD SERVICES

AGREEMENT DATED DECEMBER ___, 2015 BY AND BETWEEN NACR AND BRIDGEPOINT EDUCATION, INC. APPLY TO THIS PURCHASE ORDER.”

    Managed Services Agreement 4-6-10 Edition

3.
FEES. The minimum price to be charged for the Services (“Total Minimum Monthly Fees”) is specified in the SOW. Customer shall pay to NACR or its assignee the Total Minimum Monthly Fees, together with any other itemized charges, taxes, and costs (“Amount Due”), in the manner described in the SOW. The currency to be used for payment of the Amount Due is the United States Dollar. If any Total Minimum Monthly Fee or other amount payable to NACR or its assignee is not paid within 10 days of its due date, Customer shall, to the extent permitted by law, pay on demand, as a late charge, an amount equal to the greater of $25.00 or 2% of the amount then due for each 30 days or portion thereof that said overdue payments are not made (but in no event to exceed the highest late charge permitted by applicable law); provided, however that interest and late charges shall not be applied to any portion of a payment for items outside of the Total Minimum Monthly Fees, which portion is the subject of a good faith dispute raised by Customer and which is resolved in favor of Customer..

4.
INVOICING AND PAYMENT. NACR or its assignee will invoice Customer the Total Minimum Monthly Fees and any other amounts due as set forth in the SOW, on a monthly basis in advance. Payment is due thirty (30) days after the invoice date. Customer will pay all bank charges, taxes, duties, levies, and other costs and commissions associated with any wire transfer or other means of payment. Customer is not responsible for any income tax assessed on the net income of NACR or its assignee. Customer shall be responsible for the timely payment, reporting and/or discharge of all sales and use taxes, rental taxes, and personal property taxes and agrees to reimburse NACR or its assignee for all taxes assessed against the Equipment during the term of this Agreement that are paid by NACR or its assignee on behalf of Customer.

Payment of the Total Minimum Monthly Fees specified in the SOW is not conditioned upon NACR’s performance under this Agreement, or Customer’s receipt of moneys or services from any other person. All of the Total Minimum Monthly Fees are non-cancelable and are the absolute and unconditional obligations of Customer. Customer is not entitled to abate or reduce any Total Minimum Monthly Fee or the Termination Amount (as defined in Section 7) or set-off any other amounts against Total Minimum Monthly Fees or the Termination Amount.

4.1 Benchmarking Right.  Beginning no sooner than twelve (12) months following the commencement of the Services, Customer, no more than once annually, may, at its own expense, engage the services of an independent third party (a “Benchmarker”) to compare the quality and cost of the Services against the quality and cost of other leading providers of reasonably comparable services that share substantially similar attributes with respect to scope and nature of overall services or components of the services, geographic scope of overall services or components of the services, quality standards and service levels, technology, contract terms (e.g., contract duration, risk allocation, and special terms) and, payment terms for the Services current within the six (6) months prior to the benchmarking (the “Benchmark Standard”) to ensure that Customer is receiving from NACR pricing and levels of service that are competitive with market rates, prices and service levels, given the nature, quality, and volumes where the Services are received and type of Services provided by NACR.

The Benchmarker shall determine a range of prices for Comparable Services (as defined in the Statement of Work) on the basis of a sampling, selected in accordance with the Benchmarking Process, of (1) the prices charged by other Avaya authorized Platinum Business Partners in respect of a bundle of managed services similar in nature, type, quality (as measured by the Service Levels) and volume to the Service Delivery Contract, and (2) the costs plus a reasonable margin for performing comparable services.

The Benchmarker shall create a report outlining its findings with the aforementioned requirements (“Benchmark Report”) and shall provide a copy of the Benchmark Report to Customer and NACR and each party shall have sixty (60) calendar days from the issuance of the Benchmark Report to review the Benchmark Report and to raise objections to the results outlined in the Benchmark Report on the basis of concerns such as, but not limited to, (1) an identified and material deviation by the Benchmarker from the agreed upon benchmarking process, or (2) a material error in the sampling data, or (3) insufficiency of comparable data on which to base results (“Benchmark Review”).  Any such notice of objection shall include a description of the nature of such objection in sufficient detail to enable the Benchmarker and the non-objecting Party to assess the merit of the objection.  Upon the expiration of the Benchmark Review Period, Customer and NACR shall request the Benchmarker to issue a written response addressing any objections made.

If, after the parties agree upon the accuracy of the findings in the Benchmark Report, the Benchmark Report finds that the difference in the charges paid by Customer for all Services is greater than fifteen percent (15%) of the prices charged by other leading providers of comparable services according to the Benchmark Standard, the Parties shall meet and negotiate in good faith to (1) reduce the fees, in each case, as reasonably supported by the Benchmarker’s final report, (2) increase the volume of designated Services or add new Services without an

    Managed Services Agreement 4-6-10 Edition

increase in the fees payable by Customer, or (3) adjust the service levels. Under no circumstances will Customers purchase obligation with regard to the Bill of Sale be modified as a result of this benchmarking process.

5.	CUSTOMER RESPONSIBILITIES.

5.1 General. Customer will cooperate with NACR as reasonably necessary for NACR’s performance of its obligations under this Agreement, including things such as (i) providing NACR with full, free, and safe access to Customer’s facilities; (ii) providing telephone numbers, network addresses, and passwords necessary for remote access; and (iii) providing interface information and necessary third party consents and licenses. The foregoing three (3) items will be provided by Customer at Customer’s expense. If NACR provides an Update or other new release of software as part of the Managed Services or Maintenance Services, Customer will allow NACR to implement it promptly.

5.2 Vendor Management. If as part of the Services NACR is to instruct or request products or services on Customer’s behalf from third party vendors under Customer’s supply contracts with the third party vendors (“Vendor Management”), Customer will provide NACR with a letter of agency or similar document, in a form that is reasonably satisfactory to NACR, that authorizes NACR to perform the Vendor Management. Where the third party vendor’s consent is required for NACR to be able to perform the Vendor Management in a timely manner, Customer will obtain the written consent of the third party vendor and will provide NACR with a copy of such written consent.

5.3 Third Party Hosting. For Managed Services and Maintenance Services that include monitoring, if one (1) or more network address(es) to be monitored by NACR are associated with systems owned, managed, and/or hosted by a third party service provider (“Host”), Customer will (i) notify NACR of the Host prior to commencement of the Managed Services and Maintenance Services; (ii) obtain Host’s advance written consent for NACR to perform the Managed Services and Maintenance Services on Host’s computer systems on the form provided by NACR, and will provide NACR with a copy of such signed consent; and (iii) facilitate necessary communications between NACR and Host in connection with the Managed Services and Maintenance Services.

5.4
Access to Personal Data. If Customer expressly instructs NACR in writing either to access personal data of any employee, customer, or other individual (“Personal Data”), or to provide Customer or a third party identified by Customer with access to such Personal Data, Customer will indemnify NACR and its owners, officers, directors, employees, agents, assignee, and affiliates against, and will hold each of them harmless from, any and all liabilities, costs, damages, judgments, and expenses (including costs and reasonable attorneys’ fees) arising out of NACR’s accessing or providing access in accordance with Customer’s written instructions.

5.5
NACR is the owner of the Equipment. Customer shall keep all Equipment free and clear of all liens and encumbrances arising by or through Customer and that it shall provide such additional assurances as NACR or its assignee shall request to perfect and protect its rights and interest in the Equipment and under this Agreement, including providing waivers of interest by third party landlords or property owners, and grants of access, to inspect or remove the Equipment as provided herein and authorizes NACR or its assignee to record UCC financing statements to indicate its interest in the Equipment.

5.6
When Customer seeks to move any Equipment, Customer will notify NACR. Only NACR or its authorized agent may move Equipment. If Equipment is moved by a party other than NACR or its authorized agent, NACR may charge Customer additional amounts as reimbursement for any additional costs incurred by NACR in providing the Managed Services and Maintenance Services as a result of such move.

5.7
Customer shall designate a coordinator at Customer’s site with the knowledge and authority to make decisions with respect to all of Customer’s operations in order for NACR to meet its obligations hereunder.

5.8	Customer shall make available such data as is necessary to adequately test the Equipment and/or Service(s).

6.
CONFIDENTIAL INFORMATION. “Confidential Information” means either Party’s business and/or technical information (including, but not limited to, information concerning any pricing and discounts), information concerning employees, and any other information or data, regardless of whether such information is in tangible, electronic, or other form, if it is marked or otherwise identified in writing as confidential or proprietary. Information communicated verbally will qualify as Confidential Information if it is designated as confidential or proprietary at the time of disclosure and summarized in writing within thirty (30) days after verbal disclosure. Confidential Information does not include materials or information that (i) is generally known by third parties as a result of no act or omission of the receiving Party; (ii) subsequent to its disclosure, it was lawfully received from a third party having the right to disseminate the information without restriction on disclosure; (iii) was already known by the receiving Party prior to receiving it from the other Party and it was not

    Managed Services Agreement 4-6-10 Edition

received from a third party in breach of that third party’s obligations of confidentiality; (iv) was independently developed by the receiving Party without use of Confidential Information of the disclosing Party; or (v) is required to be disclosed by court order or other lawful government action, but only to the extent ordered, and provided that the receiving Party promptly provides to the disclosing Party written notice of the pending disclosure so that the disclosing Party may attempt to obtain a protective order. In the event of a potential disclosure pursuant to subsection (v) above, the receiving Party will provide reasonable assistance to the disclosing Party where the disclosing Party attempts to obtain a protective order. Each Party will protect the confidentiality of all Confidential Information received from the other Party with the same degree of care as it uses to protect its own Confidential Information, but in no event with less than a reasonable degree of care. Except as permitted in this Section or for the purpose of performing its obligations under the terms and provisions of this Agreement, neither Party will use or disclose the other Party’s Confidential Information. The confidentiality obligations of each Party will survive the termination of this Agreement. Upon termination of this Agreement, each Party will cease all use of the other Party’s Confidential Information and will promptly return (or, at the other Party’s request, destroy) all Confidential Information in tangible form and all copies of Confidential Information in that Party’s possession or under its control. In addition, each Party will destroy all copies of the other Party’s Confidential Information that it has on its computers, disks, and other digital storage devices. Upon request, a Party will certify in writing its compliance with the terms and provisions of this Section.

7.    TERM AND TERMINATION. Unless otherwise specified in the applicable SOW, the Agreement will commence as of the Effective Date and continue for the number of months specified on the SOW (“Initial Term”) and for any successive Renewal Term. Unless otherwise specified in the applicable SOW, Customer may terminate Services, in whole, upon providing to NACR thirty (30) days advance written notice; provided, however, that Customer shall be liable for the Termination Amount described below. NACR may terminate this Agreement by providing written notice to Customer if an Event of Default (as defined in Section 13) occurs. If the Agreement ends or is terminated by either party, Customer and Vendor shall work in good faith to develop a mutually agreed upon transition schedule and fee schedule for up to ninety (90) days from the Termination Date (defined below) to support moving the Managed Services and Maintenance Services in-house or to alternative service provider(s).

Termination for Cause. Either Party may terminate this Agreement by giving written notice of termination (i) in the event of a material breach (which for purposes of this Agreement means a breach that significantly and negatively impacts the ability of the non-breaching party to realize the benefits of the Agreement) of this Agreement which is not substantially cured within sixty (60) days after written notice is given to the breaching Party specifying the breach; or (ii) in the event of (A) the liquidation or insolvency of a Party; (B) the appointment of a receiver or similar officer for a Party; (C) an assignment by a Party for the benefit of all or substantially all of its obligations; or (D) the filing of a meritorious petition in bankruptcy by or against a Party under any bankruptcy or debtors’ law for its relief or reorganization. Any such termination shall not relieve Customer of its obligations to pay the remaining unpaid Total Minimum Monthly Fees (“Termination Amount”); provided, however that (i) following the second full year of the Services, the Termination Amount shall be one hundred percent (100%) of the remaining Total Minimum Monthly Fees, (ii) following the third full year of the Services, the Termination Amount shall be reduced to ninety percent (90%) of the remaining Total Minimum Monthly Fees, and (iii) following the fourth full year of the Services, the Termination Amount shall be reduced to eighty percent (80%) of the remaining Total Minimum Monthly Fees. In order to exercise such termination rights, Customer must notify NACR in writing no more than 90 days and no less than 60 days prior to the one year anniversary date of the end of the second, third, and fourth full years of Services of Customer’s election to terminate this Agreement and remit the related Termination Amount.

Notwithstanding the foregoing, in the event of a Severity One (S1) issue that severely affects Customer’s ability to perform normal business operations for thirty (30) or more contiguous days, excluding failures caused by any of the Service Level Exceptions as defined in Appendix B of the SOW, Customer may elect to provide NACR with written notice of Customer’s intent to terminate the Agreement if service is not restored within another thirty (30) contiguous days from the date NACR receives such written notification. In the event of a termination under such circumstances, the amount payable to NACR for such termination shall be limited to the actual and reasonable transition and wind down costs, to be negotiated in good faith by the parties.

The Parties acknowledge that (i) the failure of NACR to meet any SLA as set forth on an SOW shall not constitute a “material breach” for purposes of the Termination for Cause provisions of the Agreement, and (ii) the sole remedy of Customer with respect to the failure of NACR to meet an SLA shall be the payment by NACR to Customer of the applicable performance credits set forth on the SOW; provided, however, that failure to meet two (2) or more SLAs in the same service level category, resulting in performance credits, for a continuous period of three (3) months, shall constitute a material breach of this Agreement.

Effect of Termination - Termination of this Agreement or any SOW shall not limit the right of either Party to pursue other remedies available to it, including injunctive relief, nor shall such termination relieve Customer of its obligation to pay all of the Total Minimum Monthly Fees that have accrued or have not yet been paid by Customer to NACR or its assignee

    Managed Services Agreement 4-6-10 Edition

under any SOW. At the end of the Initial Term, the licenses may be assigned to Customer and the system can be managed and maintained by Customer. There will be reasonable transition costs and a negotiated value to buy out the Equipment (determined fair market value).

8.
REPRESENTATIONS AND WARRANTIES. NACR represents and warrants to Customer that the Managed Services and Maintenance Services will be performed in a professional and workmanlike manner by qualified personnel and in accordance with the terms and provisions of this Agreement. If the Managed Services or Maintenance Services have not been so performed and if within thirty (30) days after the performance of the applicable Managed Service or Maintenance Service Customer provides to NACR written notice of such non-compliance, then NACR, at its option, will re-perform the Managed Service or Maintenance Service, correct the deficiencies, or render a prorated refund based on the original charge for the deficient Managed Service or Maintenance Service.

The warranty remedies expressly provided in this Section will be Customer’s sole and exclusive remedies for breach of warranty claims only. EXCEPT AS REFERENCED AND LIMITED IN THIS AGREEMENT, NACR NOR ITS LICENSORS, ASSIGNEE, OR SUPPLIERS MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE EQUIPMENT OR THE MANAGED SERVICES OR MAINTENANCE SERVICES. IN PARTICULAR, THERE IS NO WARRANTY THAT ALL SECURITY THREATS AND VULNERABILITIES WILL BE DETECTED, OR THAT THE MANAGED SERVICES OR MAINTENANCE SERVICES WILL RENDER ANY PRODUCT OR EQUIPMENT SAFE FROM SECURITY BREACHES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NACR DISCLAIMS ALL OTHER EXPRESS, IMPLIED, AND STATUTORY WARRANTIES, INCLUDING, BUT NOT LIMITED TO, NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.
LIMITATION OF LIABILITY. EXCEPT FOR THE TERMINATION AMOUNT AND THE DAMAGES OR LIABILITY ARISING OUT OF A PARTY’S FAILURE TO COMPLY WITH ITS OBLIGATIONS UNDER SECTIONS 6 (CONFIDENTIAL INFORMATION), AND SECTION 12 (INTELLECTUAL PROPERTY), IN NO EVENT WILL EITHER PARTY OR ITS RESPECTIVE LICENSORS OR SUPPLIERS OR NACR’S ASSIGNEE HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, STATUTORY, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST SAVINGS, OR LOST REVENUES OF ANY KIND; LOST, CORRUPTED, MISDIRECTED, OR MISAPPROPRIATED DATA; CHARGES FOR COMMON CARRIER TELECOMMUNICATIONS SERVICES; CHARGES FOR FACILITIES ACCESSED THROUGH OR CONNECTED TO THE PRODUCTS THAT THE MANAGED SERVICES ARE PERFORMED ON (“TOLL FRAUD”); NETWORK DOWNTIME; INTERRUPTION OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH PERFORMANCE OR NON-PERFORMANCE OF THE PRODUCTS THAT THE MANAGED SERVICES ARE PERFORMED ON OR USE BY CUSTOMER; OR COST OF COVER).

EACH PARTY’S LIABILITY FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS AGREEMENT WILL NOT EXCEED (A) IN THE CASE OF CUSTOMER, THE TOTAL AMOUNT PAYABLE TO NACR UNDER THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE SOW WITH RESPECT TO WHICH SUCH CLAIM ARISES, AND (B) IN THE CASE OF NACR, THE TOTAL AMOUNT ACTUALLY PAID BY CUSTOMER TO NACR UNDER THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE SOW WITH RESPECT TO WHICH SUCH CLAIM ARISES. THE LIMITATIONS OF LIABILITY IN THIS SECTION WILL APPLY TO ANY DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT, OR OTHERWISE), AND REGARDLESS OF WHETHER (1) EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (2) THE LIMITED REMEDIES AVAILABLE TO THE PARTIES FAIL OF THEIR ESSENTIAL PURPOSE. THE LIMITATIONS OF LIABILITY PROVISIONS IN THIS SECTION ALSO WILL APPLY TO ANY LIABILITY OF OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUPPLIERS, AND AFFILIATES. THE LIMITATIONS OF LIABILITY PROVISIONS IN THIS SECTION, HOWEVER, WILL NOT APPLY IN CASES OF INTENTIONAL (WILLFUL) MISCONDUCT OR GROSS NEGLIGENCE, PERSONAL INJURY OR DEATH, OR DAMAGES TO PROPERTY.

10.
DISPUTE RESOLUTION If a dispute arises that cannot be resolved by the personnel directly involved, the dispute shall be referred jointly to the responsible area senior management for NACR and Customer. The senior management shall exercise good faith efforts to settle the dispute within thirty (30) days (or an extended period, if they so agree). In the event that the dispute is not resolved within such a period, the Parties reserve the right to seek other relief as the Party deems appropriate.

11.	NON-SOLICITATION OF EMPLOYMENT.

11.1    NACR agrees that it will not solicit for employment, or employ directly or indirectly, Customer’s personnel during the term of this Agreement or for a period of twelve (12) months thereafter except as may be mutually agreed by the Parties; provided, however, that NACR may hire Customer’s personnel if Customer’s personnel initiate contact with NACR (e.g., a response to NACR’s general recruiting initiatives). If NACR violates this provision, NACR will

    Managed Services Agreement 4-6-10 Edition

pay to Customer an amount equal to the amount of the total potential compensation for the first twelve (12) months for the Customer employee that has been hired. NACR shall pay such amount to Customer on the date that is thirty (30) days after the person accepts NACR’s offer of employment.

11.2.    Customer agrees that it will not solicit for employment, or employ directly or indirectly, NACR’s personnel during the term of this Agreement or for a period of twelve (12) months thereafter; provided, however, that Customer may hire NACR’s personnel if NACR’s personnel initiate contact with Customer (e.g., a response to Customer’s general recruiting initiatives). If Customer violates this provision, Customer will pay to NACR an amount equal to the amount of total potential compensation for the first twelve (12) months for the NACR employee that has been hired. Customer shall pay such amount to NACR on the date that is thirty (30) days after the person accepts Customer’s offer of employment.

12.	INTELLECTUAL PROPERTY.

12.1    NACR and Customer shall each retain all right, title, and interest in and to their respective pre-existing intellectual property and no license therein, whether express or implied, is granted by this Agreement or as a result of the Services performed hereunder. To the extent that the Parties wish to grant to the other rights or interests in pre-existing intellectual property, separate license agreements on mutually acceptable terms will be executed.

12.2    NACR may perform the same or similar Services for others.

12.3    As used herein, “Intellectual Property” shall mean inventions (whether or not patentable), works of authorship, trade secrets, techniques, know-how, ideas, concepts, algorithms, and other intellectual property incorporated in any deliverable and first created or developed by NACR in providing the Services.

12.4    Intellectual Property Infringement Indemnification - With respect to Equipment that NACR provides to Customer hereunder, NACR will provide to Customer an intellectual property infringement indemnity to the extent, and only to the extent, that NACR receives an intellectual property infringement indemnity from the respective manufacturer for such Equipment. The terms and provisions of each intellectual property infringement indemnity that apply to the respective Equipment that NACR provides to Customer hereunder are available at www.nacr.com. Because NACR is not the manufacturer of any of the Equipment, NACR provides no indemnity with respect to any claim that arises from a combination of (i) Equipment manufactured by one (1) manufacturer with Equipment manufactured by a different manufacturer; or (ii) Equipment that NACR provides to Customer with any product that NACR has not provided to Customer. Notwithstanding the preceding sentence, however, with respect to each individual item of Equipment involved in the aforementioned combinations, NACR will still provide to Customer the intellectual property infringement indemnity to the extent, and only to the extent, that NACR receives an intellectual property infringement indemnity from the respective manufacturer for the respective Equipment.

13.	EVENTS OF DEFAULT.

13.1.	Events of default (“Events of Default”) under this Agreement shall include, but not be limited to, the following:

13.1.1.	Customer fails to pay any Total Minimum Monthly Fee or any other amount payable to NACR under this Agreement within ten (10) days after its due date; or

13.1.2.
Customer fails to perform or observe any other representation, warranty, covenant, condition or agreement to be performed or observed by Customer under this Agreement, and Customer fails to cure any such breach within thirty (30) days after notice thereof; or

13.1.3.	any representation or warranty made by Customer under this Agreement, or in any other instrument provided to NACR by Customer proves to be incorrect in any material respect when made; or

13.1.4.	Customer makes an assignment for the benefit of creditors, whether voluntary or involuntary; or

13.1.5.
a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law is filed by or against Customer or Customer takes any action to authorize any of the foregoing matters; or

13.1.6.
Customer becomes insolvent or fails generally to pay its debts as they become due, the Equipment is levied against, seized or attached, or Customer seeks to effectuate a bulk of sale of Customer’s inventory or assets; or

    Managed Services Agreement 4-6-10 Edition

13.1.7.	Customer voluntarily or involuntarily dissolves or is dissolved.

13.2.	If an Event of Default occurs, NACR or its assignee may, in its sole discretion, exercise one or more of the following remedies:

13.2.1.	terminate this Agreement;

13.2.2.
take possession of, or render unusable the Equipment without demand or notice, without any court order or other process of law, and without liability to Customer for any damages occasioned by such action, and no such action shall constitute a termination of this Agreement;

13.2.3.
require Customer to deliver the Equipment to a location designated by NACR or its assignee in the country where such item is located in the same condition as when originally delivered to Customer’s site, reasonable wear and tear excepted, at no cost to NACR or its assignee;

13.2.4 declare the Termination Amount (as calculated by NACR or its assignee as of the date of the Event of Default) due and payable as liquidated damages for loss of a bargain and not as a penalty and in lieu of any further Total Minimum Monthly Fees under this Agreement;

13.2.4.
proceed by court action to enforce performance by Customer of obligations under this Agreement and/or to recover all damages and expenses incurred by NACR or its assignee by reason of any Event of Default;

13.2.5.	terminate any other agreement that NACR or its assignee may have with Customer; or

13.2.6.	exercise any other right or remedy available to NACR and its assignee at law or in equity.

These remedies are cumulative of every other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. Customer will reimburse NACR and/or its assignee for all costs of collection, including but not limited to reasonable attorneys fees, incurred by NACR and/or its assignee in any action to enforce its rights under this Agreement.

14.    RETURN OF EQUIPMENT.

Customer will not make any alterations, additions, or replacements to the Equipment without the prior written consent of NACR or its assignee. All alterations, additions and replacements will become part of the Equipment and the property of NACR or its assignee, at no cost or expense to NACR or its assignee. NACR or its assignee may inspect the Equipment upon reasonable advance notice to Customer. Unless Customer and NACR enter into a separate agreement to purchase the Equipment, upon expiration of this Agreement, Customer will immediately deliver the Equipment to NACR or its assignee in good condition and repair, except for ordinary wear and tear, to the location designated by NACR or its assignee. Customer's obligation to pay the Total Minimum Monthly Fee will continue until the Equipment is returned to NACR's designated return location. Customer will pay all expenses for deinstalling, crating, and shipping the Equipment, and insure the Equipment for its full replacement value during shipping. Unless NACR or its assignee requests return to either of them, Customer must retain physical possession of the Equipment through the end of the Initial Term or any Renewal Term.

15.    END OF TERM.

Customer must give NACR or its assignee prior written notice of at least ninety (90) days before the end of the Initial Term or any Renewal Term that Customer will either purchase the Equipment or return the Equipment to NACR or its assignee. If Customer does not give NACR or its assignee such written notice or, having given such notice, if Customer does not purchase or deliver the Equipment in accordance with the terms of this Agreement, this Agreement will automatically renew for an additional twelve (12) months (the "Renewal Term") and thereafter for successive one month terms unless and until Customer gives NACR or its assignee the required 30 day notice and either purchase or deliver the Equipment to NACR or its assignee. Each month during such Renewal Term(s) the Total Minimum Monthly Fee will remain the same. NACR or its assignee may cancel an automatic Renewal Term by sending Customer ten (10) days prior written notice.

    Managed Services Agreement 4-6-10 Edition

15.1.    If this Agreement is terminated before the end of the Initial Term (or, if the contemplated Term is for a period longer than the Minimum Number of Periods, before such Minimum Number of Periods expires), Customer shall pay NACR or its assignee, the Termination Amount.

15.2.    If Customer elects to, but does not return all of the Equipment (or pay the applicable purchase price for the Equipment) within thirty (30) days after the acceleration of the Total Minimum Monthly Fees or the termination of this Agreement (whether at the originally anticipated end of Term or earlier termination thereof), Customer shall permit NACR or its assignee access to Customer’s premises for the purpose of taking possession of the Equipment at Customer’s expense.

16.	SERVICES AND TIMING.

Services not specifically itemized in an SOW or Order Form are not provided. CUSTOMER IS SOLELY RESPONSIBLE FOR SYSTEM BACK-UP PRIOR TO COMMENCEMENT OF SERVICES.

17.	MAINTENANCE SERVICES.

a.	ORDER FORM; PROVISION AND SCOPE OF MAINTENANCE SERVICES.

i.
Order Form and Provision of Maintenance Services. NACR will provide the Maintenance Services for Supported Products (as hereinafter defined) as described further in this Agreement and in the pertinent SOW. In the event of a conflict between the terms and provisions of the SOW and the terms and provisions of this Agreement, the terms and provisions of this Agreement will control. “Supported Products” are the Equipment as identified in the SOW

ii.
Monitoring. NACR may electronically monitor Supported Products for the following purposes: (i) to perform and analyze diagnostics from a remote location and to take corrective actions, if necessary; (ii) to determine system configuration and applicable charges; (iii) to verify compliance with applicable software license terms and restrictions; (iv) to assess Customer needs for additional products and/or Maintenance Services; and (v) as otherwise provided in the SOW.

iii.
Error Correction. Some Maintenance Services options may include correction of Errors. An “Error” means a failure of a Supported Product to conform in all material respects to the manufacturer’s specifications that were applicable when the Supported Product was originally purchased or originally licensed, as the case may be.

iv.
Help Line Support. Where the Maintenance Services include help line support, NACR will provide such help line support (e.g., service hours and target response intervals) in accordance with that which is indicated in the SOW.

v.	Updates. NACR will implement Updates as the manufacturer makes such Updates available to NACR. An “Update” is a change in software that typically provides maintenance correction only.

vi.
End of Support. NACR may discontinue or limit the scope of Maintenance Services for Supported Products that the manufacturer of the respective Supported Product has declared “end of life,” “end of service,” “end of support,” “manufacture discontinue,” or any similar designation (“End of Support”). End of Support will be effective as of the date indicated in the End of Support notice. If Maintenance Services are discontinued for a Supported Product, the Supported Product will be removed from the Order Form and the Fees will be adjusted accordingly. For certain Supported Products subject to End of Support, NACR may continue to offer a limited set of Maintenance Services (“Extended Support”). Where NACR chooses to provide such Extended Support, the description of such Extended Support and the Fees associated therewith will be available at the time of NACR's notice. These notices will communicate information such as Extended Support eligibility, Extended Support alerts related to parts shortages, and end of Maintenance Services (including Extended Support) eligibility.

vii.
Replacement Hardware. Hardware that NACR will provide as part of the Maintenance Services (“Replacement Hardware”) may be new, factory reconditioned, refurbished, re-manufactured, or functionally equivalent. Replacement Hardware, if not new, will be warranted the same as new hardware and will be equivalent to new in its performance. Replacement Hardware will be furnished only on an exchange basis. Returned hardware that has been replaced by NACR will become NACR’s property. NACR represents and warrants that all Replacement Hardware will be free of defects in design, materials, and workmanship.

viii.
Added Products. If Customer acquires additional products of the same type and manufacturer(s) as the existing Supported Products (“Added Products”) and locates such Added Products with existing Supported Products, the Added Products will be covered under Maintenance Services automatically at NACR’s then current fees as of the date on which the Added Products are first co-located with the Supported Products and for the remainder of the Term of the SOW. Added Products purchased from a party other than NACR are subject to certification by NACR at NACR’s then current

    Managed Services Agreement 4-6-10 Edition

certification rates. If an Added Product fails certification, NACR may choose not to add such Added Product as a Supported Product.

ix.
General Limitations. Unless the SOW provides otherwise, NACR will provide Maintenance Services for software for only the unaltered current release of such software and the prior release of such software. The following items are included in the Maintenance Services only if the SOW specifically includes them: (i) support of user-defined applications; (ii) support of Supported Products that have been modified by a party other than NACR (except for installation of standard, self-installed Updates provided by the manufacturer); (iii) making corrections to user-defined reports; (iv) data recovery services; (v) services associated with relocation of Supported Products; (vi) correction of Errors arising from causes external to the Supported Products (such as power failures or power surges); (vii) Maintenance Services for Supported Products that have been misused, used in breach of the terms and provisions of their respective license, improperly installed or configured, or that have had their serial numbers altered, defaced, or deleted; and (viii) correction of Errors, the cause of which occurred prior to the date of commencement of the pertinent Order Form.

x.
SOFTWARE LICENSE. Where the Maintenance Services include providing patches, Updates, or feature upgrades for Supported Products (“New Software”), New Software will be provided subject to the license grant and restrictions contained in the original agreement under which Customer licensed the original software for which the patch, Update, or feature upgrade is provided. Where there is no existing license for the original software, New Software will be provided subject to the manufacturer’s then current license terms and restrictions for the New Software. New Software may include components provided by third party suppliers that are subject to their own end user license agreements. Customer may install and use these components in accordance with the terms and conditions of the end user license agreement accompanying such components, whether the terms and conditions of the end user license be in “shrinkwrap,” “clickwrap,” or some other form.

xi.

18.	MISCELLANEOUS.

18.1
Merger - This Agreement constitutes the entire agreement between NACR and Customer with respect to the subject matter described herein, superseding all prior and contemporaneous correspondence and understandings between the Parties, whether written or verbal. No provision of this Agreement shall be deemed waived, amended, or modified by either Party unless such waiver, amendment, or modification is in writing that is signed by the Party against whom enforcement is sought.

18.2	Assignment -

(i)
Except as set forth in subparagraph (ii) below, this Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that in any assignment of this Agreement, both the assignor and the assignee are jointly and severally liable under this Agreement for any outstanding obligations of the assignor that are due as of the date of the assignment.

(ii) Notwithstanding the foregoing, NACR shall have the unqualified right without notice to or the consent of Customer (i) to assign, pledge, transfer or otherwise convey any or all of NACR’s right, title and interest in and to the Equipment but none of its obligations; and (ii) to assign its rights to receive payment of all or any portion of the Total Minimum Monthly Fees due and payable under the terms of this Agreement. For the avoidance of doubt, this subparagraph (ii) does not permit NACR to assign NACR’s obligations under the Agreement without the prior written consent of Customer. This paragraph only applies to NACR’s right, title, and interest to the Equipment, and NACR’s right to receive and collect any payments due and owing under the terms of this Agreement. Customer acknowledges and agrees that Customer shall not assert against any assignee of NACR any claim or defense Customer may have against NACR.

18.3
Notices - All notices issued under the terms and provisions of this Agreement shall be in writing and shall be delivered in person, sent by facsimile, sent by overnight courier, or sent by certified U.S. Mail, postage prepaid, to the address of the other Party as set forth in this Agreement or to such other address as a Party shall designate by like notice. In addition, copies of all notices to NACR shall be delivered to Mark L. Geier, General Counsel, North American Communications Resource, Inc., 3344 Highway 149, Eagan, MN 55121.

18.4	Acknowledgment and Authority - By execution hereof, the signer hereby certifies that he/she has read this Agreement and these terms, understands them, and agrees to all terms and provisions stated

    Managed Services Agreement 4-6-10 Edition

herein. In addition, NACR and Customer represent and warrant to each other that each respective Party has the full right, power, and authority to execute this Agreement.

18.5
Publicity - Neither Party shall use the name(s), trademark(s), or trade name(s), whether registered or not, of the other Party in publicity releases or advertising or in any other manner without the prior written consent of such other Party. Each Party agrees that it will not, without the prior written consent of the other Party, make any public statement regarding this Agreement, any of its provisions, or the fact that this Agreement exists.

18.6
Independent Contractors – The Parties acknowledge that Customer is a Party independent from NACR and that nothing in this Agreement will be construed or deemed to create a relationship of employer and employee, principal and agent, or any relationship other than that of independent entities contracting with each other solely for the purpose of carrying out the terms and provisions of this Agreement.

18.7
Waiver - If either Party fails to enforce any right or remedy available under this Agreement, that failure shall not be construed as a waiver of any right or remedy with respect to any other breach or failure by the other Party.

18.8
Force Majeure – NACR shall not be liable for any loss, failure, or delay in furnishing Services resulting from any of the following: fires; explosions; floods; storms; acts of God; governmental acts, orders, or regulations; hostilities; civil disturbances; strikes; labor difficulties; machinery breakdowns; transportation contingencies; difficulty in obtaining parts, supplies, or shipping facilities; delays of carriers; or any other cause beyond the control of NACR. If a Force Majeure event prevents NACR from providing Services for a period of seventy-two (72) or more consecutive hours in whole or in part, Customer may thereafter, upon notice to NACR, terminate the affected Services with no penalty or, may, at its discretion, obtain substitute service from an alternate vendor with no penalty or further obligation to NACR.

18.9
Title and Risk of Loss; Insurance – NACR will retain all title and ownership to the Equipment unless Customer and NACR agree that Customer will purchase the Equipment in accordance with this Agreement, in which case title will pass to Customer upon full payment of the fair market value of the Equipment. Customer is responsible for any loss, theft or destruction of, or damage to the Equipment (collectively “Loss”) to Equipment located on Customer premises from any cause at all, whether or not insured, until it is delivered to NACR or its assignee at the end of this Agreement. Customer is required to make all Total Minimum Monthly Fees even if there is a Loss. Customer must notify NACR or its assignee in writing immediately of any Loss. Then, at NACR’s or its assignee’s option, Customer will either (a) repair the Equipment so that it is in good condition and working order, eligible for any manufacturer’s certification, or (b) pay the Termination Amount.

Customer is responsible for installing and keeping the Equipment in good working order. Except for ordinary wear and tear, Customer is responsible for protecting the Equipment located on Customer’s premises from damage and loss of any kind. If the Equipment is damaged or lost, Customer agrees to continue to pay the amounts due and to become due hereunder without setoff or defense. During the term of this Agreement, Customer agrees that it will (1) insure the Equipment against all loss or damage naming NACR and its assignee as loss payee; (2) obtain liability and third party property damage insurance naming NACR and its assignee as an additional insured; and (3) deliver satisfactory evidence of such coverage with carriers, policy forms and amounts acceptable to NACR or its assignee. All policies must provide that NACR or its assignee be given thirty (30) days written notice of any material change or cancellation. Customer agrees to consent to the filing of financing statements, public notice or other records by the owner of the Equipment to give notice of its interests in the Equipment.

18.10
Software License – Customer understands that NACR licenses software from a third party to provide a portion of the Managed Services. The terms and provisions of the End User License Agreement (“EULA”) applicable to such third party software are attached hereto as Attachment A and are hereby incorporated herein by this reference and Customer agrees to the terms and conditions of such EULA.

18.11	Indemnity - Customer is responsible for any personal injury, death or property damage (collectively “Claims”), whether based on a theory of strict liability or otherwise caused by or related to

    Managed Services Agreement 4-6-10 Edition

or in any manner arising from the Equipment. Customer agrees to reimburse NACR or its assignee for and if NACR or its assignee requests, to defend NACR or its assignee against, any Claims, except Claims caused by NACR’s or its assignee’s willful misconduct. Customer agrees that its obligations under this section shall survive the termination of this Agreement for Claims arising during the term of this Agreement.

18.12
Credit Information - CUSTOMER AUTHORIZES NACR OR ITS ASSIGNEE TO OBTAIN CREDIT BUREAU REPORTS, AND MAKE OTHER CREDIT INQUIRIES THAT NACR OR ITS ASSIGNEE DETERMINE ARE NECESSARY. Customer agrees to provide copies of its balance sheet, income statement and other financial reports as NACR or its assignee may reasonably request.

18.13
Severability – In the event that any term or provision of this Agreement is held to be illegal, unenforceable, or invalid, the remaining terms and provisions hereof shall remain in full force and effect.

18.14
Survival of Terms – Notwithstanding any termination or expiration of this Agreement, all rights and remedies available to the Parties and all terms and provisions of this Agreement that are not performed or cannot be performed during the term of this Agreement shall survive the termination or expiration of this Agreement.

18.15
Governing Law – The laws of the State of New York (including, but not limited to, the Uniform Commercial Code as adopted) apply to all Services and/or Equipment provided under the terms and provisions of this Agreement, without reference to such jurisdiction’s conflicts of law principles.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

SELLER:	North American Communications Resource, Inc.	CUSTOMER:	Bridgepoint Education, Inc.
BY:	Scott Ford	BY:	Chris Henn
SIGNATURE:	/s/ Scott Ford	SIGNATURE:	/s/ Chris Henn
TITLE:	VP	TITLE:	COO
DATE:	12/10/2015	DATE:	12/10/15

    Managed Services Agreement 4-6-10 Edition

Attachment A

Customer understands that NACR licenses software from a third party to provide the Service Desk, Proactive Monitoring, and Incident Management elements (“Service”) of the Managed Services and this EULA shall apply only to those specific elements.

A.    LIMITATION OF LIABILITY. Customer acknowledges that Vendor’s licensor has no control over how a foreign administration or third party carrier establishes its rules and conditions pertaining to international telecommunications services and acknowledges that any inability or failure by Vendor’s licensor to perform any of its obligations hereunder as a result of such rules and conditions shall be excused. Under no circumstances and under no legal theory, whether in contract, tort (including negligence), strict liability or any other theory whatsoever, shall Vendor’s licensor be liable for any damages that Customer may suffer from or in connection with Customer’s use of, or inability to use, Vendor’s equipment, or the Services. This limitation includes, but is not limited to, damages resulting from loss or theft of data; transmission delays or failures; service interruptions; unauthorized access or damage to records, software programs, or other information or property; loss of profits; loss of goodwill; cost of cover; or any other special, incidental, consequential, direct, indirect, or punitive damages, however caused. This limitation will apply even if Vendor’s licensor has been advised of, or is aware of, the possibility of such damages. Because some states or other jurisdictions may not allow the exclusion of certain warranties or certain forms of liability, some or all of the exclusions set forth in this EULA may not apply. If any of such exclusions are not allowed under the laws of a particular state or other jurisdiction for any reason, then Vendor’s licensor’s maximum liability for any type of damages with respect to Vendor’s licensor’s network, equipment, or Services shall be limited to the amount of the monthly service charges paid by Customer to Vendor for the Services hereunder, for the twelve (12)-month period prior to the occurrence of the event giving rise to such liability. Such limit shall apply to the aggregate of all claims with regard to such Services. Vendor’s licensor does not and cannot control the quality of other parties’ networks to which Vendor or its licensor must interconnect. Therefore, Vendor’s licensor disclaims any and all liability that may arise from the performance, including failure, of other parties’ networks. In no event shall Vendor’s licensor be liable for the fraudulent or illegal use of the Services by any of Customer’s officers, employees, agents, clients, or any other person using the Services through Customer.

B.    CERTAIN RULES AND LIMITATION OF USE. Customer agrees to comply at all times with any and all applicable local, state, and federal law, or the law of any country that may assert jurisdiction over the activity involved. Any content, material, message, or data made available or transmitted through the Service, (regardless of where it is sent, viewed, received, or retrieved) that is in violation of any applicable law or regulation is strictly prohibited. Through the implementation of its own internal use policy and procedure, Customer shall use its best efforts to safeguard the Services provided hereunder to prevent use of the Services (i) to breach a computer security system without the consent of the owner, or to gain access to a system (protected or otherwise) without the consent of its owner; (ii) to intercept or cause the interception of, or to disclose, electronic communications, including e-mails; (iii) to post or transmit data that is threatening, obscene, indecent, or defamatory; (iv) to post or transmit any data that violates export control laws; or (v) to commit fraud or any other illegal activity. Furthermore, under no circumstances will Customer take any action that could result in any harm or damage to (a) Vendor’s licensor’s network; (b) any other network(s); (c) Vendor’s licensor’s premises; (d) Vendor’s or its licensor’s equipment or software; or (e) any other customer of either Vendor or licensor. In no event shall Vendor’s licensor be responsible for either the misappropriation or illegal use of the Services by Customer. Customer must, at all times, conform to Vendor’s licensor’s Certain Rules and Limitations of Use (“Rules”), which are set forth above as well as the Software Use Restrictions which are set forth below. It is important that Customer review these Rules regularly to ensure that it complies with them. If, for any reason, Vendor or its licensor learns of or suspects inappropriate or illegal use of Vendor’s or its licensor’s facilities, network, Service, or other networks accessed through Vendor’s or its licensor’s network, or any other violation of the Rules, then Customer agrees that it will cooperate in any resulting investigation by Vendor or the appropriate authorities. If any inappropriate or illegal use is found, and if Customer fails to cooperate with any investigation of such use, or if Vendor’s licensor, in its sole discretion, deems such action necessary to prevent imminent harm to the network or facilities of Vendor’s licensor or any third party or disruption to Vendor’s or its licensor’s services, Vendor’s licensor may require Vendor to immediately suspend or terminate the Service. Furthermore, upon written notice to Customer, Vendor’s licensor may modify or suspend the Service, as necessary, to comply with any law or regulation, as reasonably determined by Vendor’s licensor. Customer, on behalf of itself, its affiliates, successors, assigns, officers, directors, employees, and agents, agrees to indemnify, defend, and hold harmless Vendor’s licensor, successors, assigns, officers, directors, employees, and agents (“Vendor Indemnified Parties”) from and against any and all liabilities, losses, expenses and claims for personal injury or property damage arising from or relating to (i) any content used or transmitted by Customer or any users over the Services made against any of the Vendor Indemnified Parties by any users taking through Customer, or (ii) Customer’s or any such user’s negligent acts or omissions, willful misconduct or breach of any of Customer’s representations or obligations under this EULA.

C.    SOFTWARE LICENSE; SOFTWARE USE RESTRICTIONS; NO RESALE; ALL RIGHTS RESERVED. Vendor’s licensor grants to Customer a non-licensable, non-exclusive, and non-transferable license to use the software as a Service provided for under this EULA. Customer shall not, in any way, re-sell, license, or allow any third party to use the Service

    Managed Services Agreement 4-6-10 Edition

and its software without receiving Vendor’s licensor’s prior written consent. Except for the limited license rights granted in this Section C, Vendor’s licensor reserves all rights in the software and the Services, and any modifications made thereto, including all title, ownership rights, intellectual property rights, trademark rights, copyrights, and software rights (“Proprietary Rights”), and it shall have the exclusive right to protect and enforce its Proprietary Rights in its products and Services. In furtherance thereof, to the fullest extent possible under applicable law, Customer agrees that it will not (i) make any copies or duplicates of any software without the prior written consent of Vendor’s licensor; (ii) disassemble, reverse assemble, decompile, reverse engineer, or otherwise attempt to decipher or reconstruct any source code (or the underlying ideas, algorithms, structure, or organization) from the software; (iii) modify or create any derivative works of the software (including, without limitation, translations, transformations, adaptations, or other recast or altered version); (iv) use, copy, sell, lease, sub-lease, rent, loan, assign, convey, or otherwise transfer the software, except as expressly authorized under this EULA; (v) distribute, disclose, or allow use of the software, in any format, through any time-sharing service, service bureau, network, or by any other means, to or by any third parties; (vi) violate any obligations of the Confidentiality provisions contained below; (vii) delete, alter, add to, or fail to reproduce in and on any product, Service, or software any trademark or copyright or other notices appearing in or on any copy, media, or package materials provided by Vendor’s licensor directly or through Vendor; or (viii) permit or encourage any third party to do any of the foregoing. In the event that Customer breaches any of the software license restrictions and limitations set forth above, Vendor’s licensor may provide written notice to Customer directly or through Vendor that if within ten (10) business days of Customer’s receipt of a reasonably detailed written request to cure said breach, Customer fails to comply and cure said breach, then Vendor’s licensor may terminate, effective immediately, the software license granted hereunder, and shall be entitled to exercise all available and permitted rights hereunder. Upon such termination, Customer shall immediately pay all outstanding licensing and Service fees and termination charges, and it shall cease use of the software and Services. Vendor’s licensor shall have the right to monitor Customer locations to confirm compliance with the foregoing and to ensure that Customer is not using the software and/or Services in excess of the quantities authorized, or at locations other than those authorized. In the event such monitoring determines that Customer is using software and/or Services in excess of the quantities authorized, Vendor and/or its licensor may bill Customer, and Customer will be required to pay, applicable charges for the excess quantities (which may be billed retroactively to the time of first use as reasonably determined by Vendor and/or its licensor). In the event that such monitoring determines that Customer is using software and/or Services at locations other than those authorized, Vendor and/or its licensor may require Customer to immediately cease such use or (at Vendor’s and/or its licensor’s option) to execute a proper order for Services at such location and to pay any applicable charges arising therefrom (which may include retroactive charges to the time of first use as reasonably determined by Vendor and/or its licensor).

D.    CONFIDENTIALITY. Vendor and Customer shall maintain the confidentiality of all information or data of any nature (“Information”) provided to it by the other party hereto, provided that such Information contains a conspicuous marking identifying it as “Confidential” or “Proprietary” or is inherently of a confidential nature (i.e., customer, customer pricing, or cost data) (“Confidential Information”). For purposes of this Section, this EULA shall be considered “Confidential Information”. Vendor and Customer shall use the same efforts (but in no case less than reasonable efforts) to protect the Information it receives hereunder as it accords to its own Information. The above requirements shall not apply to Confidential Information which is already in the possession of the receiving party through no breach of an obligation of confidentiality to the disclosing party or any third party; is already publicly available through no breach of this EULA; or has been previously independently developed and documented by the receiving party. This EULA shall not prevent any disclosure of Confidential Information pursuant to applicable law or regulation, provided that prior to making such disclosure, the receiving party shall use reasonable efforts to notify the disclosing party of this required disclosure. Vendor and Customer acknowledge that its breach or threatened breach of this Section may cause the disclosing party irreparable harm, which would not be adequately compensated by monetary damages. Accordingly, in the event of any such breach or threatened breach, the receiving party agrees that equitable relief, including temporary or permanent injunctions, is an available remedy in addition to any legal remedies to which the disclosing party may be entitled. At the request of the disclosing party at any time or from time to time, the receiving party shall, as promptly as practicable and in all cases within thirty (30) days of such request, deliver to the disclosing party all proprietary information of the disclosing party then in the receiving party’s possession or under the receiving party’s control or, in lieu thereof, receiving party may destroy all of receiving party’s copies of such proprietary information and certify to the disclosing party in writing that such destruction has been accomplished.

E.    NO WARRANTY. The Service is provided on an "AS IS" basis, and Customer’s use of the Service is at Customer’s own risk. Vendor’s licensor does not make, and hereby disclaims any and all warranties of any kind, whether express or implied (including, but not limited to, any warranty of fitness for a particular purpose, merchantability, title or non-infringement, or any warranty arising from any course of dealing, usage or trade practice). Without limiting the foregoing, Vendor’s licensor does not warrant that the Service will be uninterrupted, error-free or completely secure.

    Managed Services Agreement 4-6-10 Edition